MEDIA CONTACT:	Ted Ladd Websense Inc. (858) 320-9270 tladd@websense.com

News Release

Websense Adds Brand-Building Veteran to Its Board of Directors

Peter C. Waller Brings Seasoned Global Marketing Perspective to Board

    SAN DIEGO, March 8, 2001—Websense Inc. (NASDAQ: WBSN), the worldwide leader of employee Internet management (EIM) software, announced today the addition of a prominent marketing and brand-building executive to its Board of Directors.

    Peter C. Waller, a 20-year veteran of global marketing, will bring valuable insight and experience to Websense as it continues to grow its leadership position in the worldwide EIM market. Waller previously served as president and chief concept officer for Taco Bell Corp., a $5 billion division of Tricon Global Restaurants Inc. (NYSE: YUM), where, during his three years, he amassed a track record of sales growth and consumer product successes.

    Prior to Taco Bell, Waller served as senior vice president of marketing for KFC, where he was instrumental in leading the company's expansion in Western Europe. During his career, he has also held key marketing positions for Procter & Gamble in the United Kingdom and Gillette in Germany, Canada and the USA. Waller received his master's degree from Oxford University.

    "Peter will provide strong guidance to ensure that Websense maintains its dominance of the EIM market space," said John B. Carrington, CEO and chairman of Websense Inc. "His experience in brand-building, particularly in the global arena, will be instrumental as Websense continues to expand internationally."

    Waller replaces Don Milder on the Websense Board of Directors. Milder served as general partner with Crosspoint Venture Partners, the lead investor in Websense's second round of private financing. He leaves after nearly two years of service to the board.

    "Websense is grateful to Don for his years of leadership and service to the company," said Carrington. "He and Crosspoint showed faith in Websense early in its development. His experience as a venture capitalist helped us grow into the mature company we are today."

About Websense Inc.

    Websense Inc. (NASDAQ: WBSN) is the worldwide leader of employee Internet management (EIM) solutions. Websense Enterprise software enables businesses to monitor, report and manage how their employees use the Internet. This supports an organization's efforts to improve employee productivity, conserve network bandwidth and mitigate legal liability. Founded in 1994, the company serves more than 12,000 customers, ranging in size from 100-person firms to global-sized corporations. Websense customers include 239 of the Fortune 500, 30 of the FTSE 100 and 40 of the Nikkei 225, encompassing 7.5 million employees worldwide.

    Websense is listed on the year 2000 Software 500 ranking and has been honored by the Deloitte & Touche "Technology Fast 50" program. The company also has strategic technology relationships with CacheFlow (NASDAQ: CFLO), Check Point (NASDAQ: CHKP), Cisco (NASDAQ: CSCO) and Microsoft (NASDAQ: MSFT). For more information, visit www.websense.com.

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Except for the historical information contained herein, this press release contains forward-looking statements, including statements containing the words "planned," "expects," "believes," "strategy," "opportunity," "anticipates" and similar words. Such forward-looking statements are subject to known and unknown risks, uncertainties or other factors that may cause the Company's actual results to be materially different from historical results or any results expressed or implied by such forward-looking statements. We assume no obligation to update any forward-looking statements to reflect events or circumstances arising after the date hereof. The potential risks and uncertainties which could cause actual growth and results to differ materially include but are not limited to, the volatile and competitive nature of the Internet industry, changes in domestic and international market conditions, foreign exchange rates, the success of the Company's brand development systems efforts, and customer acceptance of the Company's services, products and fee structures. Further information on the factors and risks that could affect Websense's business, financial condition and results of operations are included under the "Risk Factors" sections of Websense's public filings with the Securities and Exchange Commission, available at (http://www.sec.gov).